Exhibit 99.8

                                                                       Exhibit H

                            LAWRENCE B. SEIDMAN, ESQ.
                            Lanidex Executive Center
                                 100 Misty Lane
                                 P. O. Box 5430
                              Parsippany, NJ 07054
                              (973) 560-1400, X108
                               Fax (973) 781-0876
                                   May 8, 2006

Jonathan Mandelbaum
Mandelbaum & Mandelbaum
80 Main Street
West Orange, NJ 07052

Dear Jonathan:

         The following are the terms and conditions in reference to the investment account for the purchase of publicly traded bank and thrift stocks. This agreement supersedes all prior agreements:

         1. A brokerage account will be opened in the name of Chewy Gooey Cookies, L.P.

         2. The account will be a discretionary account with Larry Seidman having a revocable Power of Attorney to buy and sell stock in said account, provided all funds deposited into the account are for Chewy Gooey Cookies, L.P. and all stock purchased in the account is in the name of Chewy Gooey Cookies, L.P.

         3. Only shares of publicly traded bank and thrift stocks may be purchased.

         4. Chewy Gooey Cookies, L.P. shall have the right to terminate the relationship on May 5, 2008 or in the event of a breach by Larry Seidman of this Agreement.

         5. Upon such termination, my discretion shall be terminated automatically.

         6. My compensation shall be 1/4 of 1% of the value of the assets in the account computed as of the last day of each calendar quarter, but not to exceed $17,500 per quarter. An incentive fee will be paid me equal to 20% of the net profits earned in the account as of the termination date whether same shall be the two year anniversary date or later if agreed to between the parties. 100% of all funds shall go to Chewy Gooey Cookies, L.P. until 100% of the capital is returned, and then the division shall be 80% to Chewy Gooey Cookies, L.P. and 20% to Larry Seidman.

         7. Net profits shall be defined to be the amount earned in the account.

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         8.       I shall have the sole right to vote the shares in the account until termination of my Power of Attorney.

         9. In the event any portion of this agreement is not in compliance with law, then Chewy Gooey Cookies, L.P. shall have the sole right to terminate this letter, and an accounting shall be done based upon the above quoted administrative fee and profit participation to the date of the termination.

         10.      This Agreement shall be effective as of April 17, 2006.

                                                        Very truly yours,

                                                        /ss/ Lawrence B. Seidman
                                                        ------------------------
                                                        Lawrence B. Seidman

AGREED AND ACCEPTED:

Chewy Gooey Cookies, L.P.

    /ss/ Jonathan Mandelbaum
    ----------------------------
By: Jonathan Mandelbaum, Manager